UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2025

BRC Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41275	87-3277812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1144 S. 500 W
Salt Lake City, UT 84101
(Address of principal executive offices, including Zip Code)
(801) 874-1189
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BRCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On June 18, 2025, the Board of Directors (the “Board”) of BRC, Inc. (the “Company”) appointed Matthew Amigh as the Company’s Chief Financial Officer, effective as of July 7, 2025 (the “Effective Date”).

Mr. Amigh, age 55, is a seasoned financial executive with three decades of financial, operational, and supply chain leadership across the consumer-packaged goods industry. Prior to joining the Company, he served as Chief Financial Officer of Ethos Pet Nutrition from September 2024 to June 2025. He previously served as Chief Financial Officer of Bulletproof 360, Inc. from 2020 to September 2024 and as Interim Chief Executive Officer from November 2023 to September 2024, where he led the company’s return to profitability and eventual sale. Mr. Amigh also served as Chief Financial Officer of Lenny & Larry’s from 2018 to 2019 and as Chief Financial Officer and Chief Operating Officer of Raybern Foods, where he guided the company through a business transformation and a sale to a strategic acquirer. Earlier in his career, he held senior finance roles at Mars, Del Monte Foods, and Kraft Heinz, supporting global operations and scaling businesses across traditional retail and direct-to-consumer channels. Mr. Amigh is a Certified Public Accountant and a U.S. Army veteran. He holds a B.A. in Business Economics from the University of Pittsburgh and an M.B.A. from Robert Morris University.

In connection with his appointment as the Company’s Chief Financial Officer, Mr. Amigh will receive an initial annual base salary of $500,000 and have a target bonus opportunity of 75% of base salary, payable upon the achievement of certain financial and other metrics as well as his individual performance, in each case a determined by the Compensation Committee of the Board. In connection with his appointment, Mr. Amigh will receive a signing bonus of $300,000 and equity compensation in the aggregate amount of $1,000,000, comprised of (i) $750,000 of stock options, which options will expire seven years after the date of grant and have an exercise price based on the closing price of the Company’s Class A common stock on the New York Stock Exchange on the date of grant and (ii) $250,000 of restricted stock units. Such equity awards will vest in three equal annual installments on each anniversary following the grant date, subject to his continued employment. The foregoing description of Mr. Amigh’s compensation does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Amigh’s offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.

Mr. Amigh and the Company also entered into (i) an indemnification agreement, substantially in the form of the indemnification agreement filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2022, and (ii) a severance and restrictive covenant agreement, substantially in the form of the severance and restrictive covenant agreement filed as Exhibit 10.2 to the Company’s Form 8-K filed on December 30, 2022, each effective as of the Effective Date. A description of the terms of the severance and restrictive covenant agreement is incorporated herein from the Company’s Form 8-K filed on December 30, 2022.

Other than the compensation described above, there are no arrangements or understandings between Mr. Amigh and any other persons pursuant to which he was selected to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. Amigh and any director or executive officer of the Company. In addition, there are no transactions between the Company and Mr. Amigh or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Departure of Former Chief Financial Officer

Mr. Amigh succeeds Stephen Kadenacy, who served as the Company’s Chief Financial Officer from September 18, 2023 through the Effective Date. As previously announced, Mr. Kadenacy was appointed to the Board on April 11, 2025 and will continue to serve as a director following the end of his tenure as Chief Financial Officer.

Item 7.01	Regulation FD Disclosure

On June 20, 2025, the Company issued a press release announcing the appointment of Mr. Amigh as the Company’s Chief Financial Officer. The press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description
99.1	Press Release issued by BRC Inc. on June 20, 2025.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2025
BRC INC.

	By:	/s/ Andrew McCormick
	Name:	Andrew McCormick
	Title:	General Counsel and Corporate Secretary